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                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

FORM 12b-25                                                  COMMISSION FILE NO.
                                                             33-21537-D

NOTIFICATION OF LATE FILING                                  CUSIP NUMBER
             (Check One)                                     238326 10 2

           [x] Form 10-K, [ ] Form 11-K, [ ] Form 20-F, [ ] Form 10-Q

                       For Period Ended: December 31, 2002

Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I - Registrant Information ______________________________________________

Full Name of Registrant:  Dauphin Technology, Inc.
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Former Name of Applicant:

Address of Principal Executive Office (Street and Number):

  800 E. Northwest Highway, Suite 950
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City, State and Zip Code: Palatine, Illinois 60067
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Part II - Rules 12b-25 (b) and (c) ___________________________________________

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense:

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c)  The accountant's statement or other exhibit required by Rule 12b-25
          (c) has been attached if applicable.

Part III -  Narrative_________________________________________________________

     State below in reasonable detail the reasons why forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

Form 10-K cannot be timely filed because the Company requires additional time to confirm information to insure full and accurate disclosure of all material information prior to publication and distribution to investing public.

Part IV - Other Information __________________________________________________

     (1) Name and telephone number of person to contact in regard to this notification.

      Mr. Harry L. Lukens, Jr.            847                     358-4406
     ----------------------------     -----------           --------------------
             (NAME)                   (AREA CODE)            (TELEPHONE NUMBER)

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     (2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                  [X] Yes  [ ] No

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     (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                            Dauphin Technology, Inc.
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                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                                       /s/ Harry L. Lukens, Jr.
                                       ---------------------------------
                                       Harry L. Lukens, Jr., Principal
                                       Financial Officer